Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2013 relating to the financial statements of Anthera Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s development stage status), appearing in the Annual Report on Form 10-K of Anthera Pharmaceuticals, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

San Francisco, California
May 16, 2013